EXHBIT 99.1

Evolving Systems Satisfies Nasdaq’s Minimum Bid Price Rule

ENGLEWOOD, Colorado, October 25, 2019 - Leader in real-time digital engagement solutions and services, Evolving Systems, Inc. (Nasdaq:EVOL), announced today that its shares of Common Stock closed at $1.19 on October 23, 2019, marking the tenth consecutive day that the shares’ closing price exceeded $1.00 per share and enabling Evolving Systems (the “Company”) to regain compliance with the Nasdaq Stock Market (“Nasdaq”) Rule 5550(a)(2) (the “Minimum Bid Price Rule”).

The Company received notification from Nasdaq that Evolving Systems has regained compliance with the Minimum Bid Price Rule.  As previously reported, on July 8, 2019, Nasdaq notified the Company that it no longer complied with the Minimum Bid Price Rule, as the bid price of the Company’s shares of Common Stock closed below the minimum $1.00 per share for the 30 consecutive business days prior to the date of the letter.

Commenting on the development, Matthew Stecker, CEO, Evolving Systems, stated: “We are pleased to clear the hurdle to remain on Nasdaq and provide our shareholders with the benefit of continued listing.”

Evolving Systems, Inc. (NASDAQ:EVOL) is a provider of real-time digital engagement solutions and services to more than 80 customers in over 55 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the continued compliance with the Minimum Bid Price Rule. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed April 4, 2019; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com